Exhibit 4(d)

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of January 31, 2023, the Mesabi Trust (the “Trust”) had only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): units of beneficial interest (“Units”).

The following description of the Trust’s Units is a summary and does not purport to be complete. This description is based upon and is qualified in its entirety by reference to the instruments defining the rights of trust certificate holders (the “Unitholders”), which instruments are filed as Exhibit 4(a) to our Annual Report on Form 10-K, of which this Exhibit 4(d) is a part, and are incorporated by reference herein. We encourage you to read these documents as well as the applicable laws of the State of New York for additional information.

Description of Units of Beneficial Interest

Authorized Units

The beneficial interest in the Trust is represented by 13,120,010 Units distributed to Unitholders of Mesabi Iron Company on July 27, 1961 pursuant to the Agreement of Trust, dated as of July 18, 1961 (the “Agreement of Trust”). As of January 31, 2023, there were 13,120,010 Units outstanding.

The Units are registered under Section 12(b) of the Exchange Act and are traded on the New York Stock Exchange under the trading symbol “MSB.”

In January, April, July and October each year, the Trustees of Mesabi Trust may declare distributions on the Units out of the Trust’s net income, after payment of expenses and liabilities and, to the extent deemed prudent by the Trustees, after reserving funds to provide for potential fixed or contingent future liabilities. Unitholders are entitled to share ratably in the dividends declared by the Trustees.

Unitholder Meetings

Call of Meetings. A meeting of Unitholders may be called at any time and from time to time pursuant to the provisions of the Agreement of Trust for the purposes of taking any action which the terms of the Agreement of Trust permits a percentage in interest of the Unitholders to take either acting alone or with the Trustees.

The Trustees may at any time call a meeting of Unitholders to be held at such time and at such place as the Trustees shall determine. Written notice of every meeting of the Unitholders shall be given by the Trustees, except as otherwise provided in the Agreement of Trust, which written notice will set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting. Such notice shall be mailed not more than 40 or less than 20 days before such meeting is to be held to all Unitholders of record not more than 5 days before the date of such mailing.

Alternatively, within 30 days after written request to the Trustees by at least 15% in interest of the Unitholders to call a meeting of Unitholders to take any action authorized in the Agreement of Trust, the Trustees shall proceed to call a meeting of the Unitholders pursuant to the terms of the Agreement of Trust. If the Trustees fail to call such a meeting within this 30 day period, then such meeting may be called by the 15% in interest of the Unitholders or their designated representative.

Voting. Each holder of one or more trust certificate on the record date shall be entitled to vote at a meeting of the Unitholders either in person or by his or her proxy duly authorized in writing. Each Unitholder entitled to vote shall have one vote for each Unit represented by trust certificates he or she holds or represents. At any meeting of the Unitholders, the presence of the persons holding or representing trust certificates for the number of Units sufficient to take action on any matter for the transaction of which such meeting was called shall be necessary to constitute a quorum. If less than a quorum is present, the persons holding or representing a majority in interest of the trust certificates represented at the meeting may adjourn such meeting with the same effect and for all intents and purposes as though a quorum has been present.

Any matter shall be deemed to have been approved by the Unitholders if it is approved by the vote of a majority in interest of such Unitholders constituting a quorum. However, the affirmative vote of 51% in interest of the Unitholders of any account of the Trustees’ administration of the Trust shall, as to all matters and transactions disclosed therein, be final and binding. Additionally, the affirmative vote of 75% in interest of the Unitholders, in addition to the action of the Trustees, is required to sell, transfer, assign, or dispose all or part of the trust estate for cash or other consideration. The affirmative vote of 66-2/3% in interest of the Unitholders, in addition to the action of the Trustees, is required to:

●	Cancel or terminate the Amended Assignment of Peters Lease, the Assignment of Cloquet Lease, and any other instrument forming part of the trust estate;
●	Amend the Amended Assignment of Peters Lease, the Assignment of Cloquet Lease, and any other instrument forming part of the trust estate, or to alter the duration of the boundaries of land covered thereby or so as to reduce or alter the method of calculation of the income or rates of royalty payable under such instruments;
●	Amend the Agreement of Trust; and
●	Borrow money and pledge or mortgage as security for the loan all or any part of the trust estate.

Conduct of Meetings. The Trustees shall appoint a temporary chairman and temporary secretary of the meeting. The chairman of the meeting and the secretary of the meeting shall be elected by a vote of the persons holding or representing a majority in interest of the trust certificates represented at the meeting and entitled to vote.

The vote upon any resolution submitted to any meeting of Unitholders shall be by written ballot. Two inspectors of votes shall count all votes cast at the meeting for or against any resolution and shall make and file with the secretary of the meeting their verified written report.

A record of the proceedings of each meeting of the Unitholders shall be prepared by the secretary of the meeting, and there shall be attached to such record the original reports of the inspectors of votes on any vote by ballot thereat, and the record shall contain a copy of the notice of the meeting and an affidavit of mailing of notice thereof, as provided in the Agreement of Trust. The record shall be signed and verified pursuant to the Agreement of Trust. Any record so signed and verified shall be conclusive evidence of all the matters therein stated.

Termination of Trust

Duration. In accordance with the Agreement of Trust, the Trust may continue to remain in force and effect until twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust.

Termination. If the Trustees sell any part of the trust estate, as permitted in the Agreement of Trust, the trust shall be deemed terminated with respect to the property sold. Alternatively, the trust may be terminated at any time by the action of 75% in interest of the Unitholders pursuant to the Agreement of Trust.

Liquidation and Dissolution. In the event of a termination of the trust, in part, as a result of a sale by the Trustees of any part of the trust estate, the Trustees shall distribute to the Unitholders, pro rata according to the number of Units outstanding at the date fixed by the Trustees for distribution, the net proceeds of the sale. Upon the termination of the trust by passage of time or by action of the Unitholders in accordance with the Agreement of Trust, the Trustees shall convert the trust estate into cash or other property and the Trustees shall distribute to the Unitholders, pro rata according to the number of Units outstanding at the date fixed by the Trustees for distribution, the net proceeds. However, if the Trustees determine that it will be in the best interests of the Unitholders not to convert part or all of the trust estate in cash or other property, the trust estate not so converted shall be distributed in kind to the Unitholders, pro rata according to the number of Units outstanding at the date of distribution.

After the termination of the Trust and for the purpose of liquidating and winding up the affairs of the Trust, the Trustees shall continue to act as such until their duties have been fully performed. Upon the distribution of all of the trust estate to the Unitholders and the payment and discharge of all debts, liabilities and obligations of the Trust, the Trustees shall have no further duties or obligations pursuant to the Agreement of Trust except as otherwise provided.

Miscellaneous

Other Rights. The Unitholders have no preemptive, subscription, redemption, or conversion rights.

Governing Law. The Agreement of Trust and the rights, powers, duties, and liabilities of the Trustees are governed by and construed in accordance with the laws of the State of New York in effect at any applicable time.